Exhibit 2.1

AMENDMENT NO. 7 TO STOCK PURCHASE AGREEMENT

This Amendment No. 7 to Stock Purchase Agreement (the “Seventh Amendment”) is made as of the thirtieth day of June, 2006 by and among CardWorks, L.P., a Delaware limited partnership (“Seller”), and Liberty Acquisition, Inc., a Georgia corporation (“Buyer”).

WHEREAS, Seller and Buyer entered into that certain Stock Purchase Agreement dated September 25, 2005, as amended by (i) that certain Amendment to Stock Purchase Agreement dated as of March 23, 2006, (ii) that certain Amendment No. 2 to Stock Purchase Agreement dated as of April 12, 2006, (iii) that certain Amendment No. 3 to Stock Purchase Agreement dated as of April 26, 2006, (iv) that certain Amendment No. 4 to Stock Purchase Agreement dated as of May 18, 2006, (v) that certain Amendment No. 5 to Stock Purchase Agreement dated as of June 14, 2006, and (vi) that certain Amendment No. 6 to Stock Purchase Agreement dated as of June 14, 2006 (the “Agreement”); and

WHEREAS, Seller and Buyer wish to amend Amendments No. 5 and No. 6 to Stock Purchase Agreement and wish to further amend the Agreement in certain other respects, all as provided herein.

NOW THEREFORE, in consideration of the premises and the agreements contained herein, the parties hereto agree as follows:

SECTION 1. Capitalized terms that are used but not defined in this Seventh Amendment shall have the meanings specified in the Agreement.

SECTION 2. Section 2 of Amendment No. 5 to Stock Purchase Agreement is deleted in its entirety.

SECTION 3. Amendment No. 6 to Stock Purchase Agreement is hereby effective subject to the amendments thereto set forth herein.

SECTION 4. Sections 2 and 13 of Amendment No. 6 to Stock Purchase Agreement are deleted in their entirety.

SECTION 5. Seller can terminate the Agreement at any time on or before the earlier of (i) July 12, 2006 and (ii) the closing of the Merrill Loan which termination, in each such case, shall be effective on the second Business Day following the date thereof.

SECTION 6. Upon termination of the Agreement by Seller pursuant to Section 5 of this Amendment, subsection (b) of Section 9.2 of the Agreement (which had been deleted pursuant to Section 10 of Amendment No. 6 to Stock Purchase Agreement) shall be reinstated with the following amendments thereto:

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A. The first paragraph of Section 9.2(b) is deleted in its entirety and replaced with the following paragraph:

“Upon the effective date of the termination of the Agreement by Seller pursuant to Section 5 of Amendment No. 7 to Stock Purchase Agreement, if Buyer, or its designee, and Seller, the Company or the applicable Subsidiary of the Company, have not executed an option agreement whereby Seller, the Company or the applicable Subsidiary of the Company will have the right to require Buyer or its designee to purchase the assets listed below (the “put right”) for cash in the amounts indicated, then Buyer shall pay Seller on demand in immediately available funds Twenty Seven Million Dollars ($27,000,000).

B. The words “Sections 9.1(b) or 9.1(c)” are deleted from the last paragraph of Section 9.2(b) and replaced with the following words: “Section 5 of Amendment No. 7 to Stock Purchase Agreement”.

SECTION 7. Except as expressly provided herein, all other terms and conditions of the Agreement shall remain in full force and effect.

SECTION 8. The provisions of Article 10 of the Agreement shall apply to this Seventh Amendment.

IN WITNESS WHEREOF the undersigned have caused this Seventh Amendment to be executed by their respective general partners or officers thereunto duly authorized as of the date first written above.

CARDWORKS, L.P.

By:	CMSI, Inc., a general partner

By:	/s/ Robert A. Perro
Name:	Robert A. Perro
Title:	Vice President

By:	Tullman Andrews LLC, a general partner

By:	/s/ Donald M. Berman
Name:	Donald M. Berman
Title:	Manager

LIBERTY ACQUISITION, INC.

By:	/s/ Jeffrey A. Howard
Name:	Jeffrey A. Howard
Title:	President

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